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                                                                    EXHIBIT 10.4


                                DEALER AGREEMENT

This agreement is entered into this day by and between American Eagle Motorcycle Co., Inc. ("Manufacturer") and American Cycles Legend ("Dealer").

Whereas, Manufacturer is the manufacturer of MOTORCYCLES AND MOTORCYCLE ACCESSORIES AND PRODUCTS distributed and sold bearing certain proprietary trade marks American Eagle ("Product").

Whereas, Dealer is in the business of marketing and selling MOTORCYCLE AND MOTORCYCLE ACCESSORIES AND PRODUCTS and desires to enter into the business of selling the Manufacturer's Product; and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Dealership. During the term of this Agreement, Manufacturer hereby appoints Dealer and Dealer hereby accepts appointment as, the distributor of the Product. During the term of this Agreement, Dealer agrees to maintain Prices set by Manufacturer, and offer proper warranty and service support as required by manufacturer. The parties contemplate that the dealer will accept trade-ins of other brand motorcycles and that dealer has the right to sell motorcycles consisting of other brands. During said term, Dealer shall use reasonable efforts to market and sell the Product. During said term, Manufacture shall not itself market the product in the territory.

Section 2. Term. This Agreement shall begin January 5, 1999 and shall terminate on December 31, 2001. It is the intention of the parties to hereto that this Agreement will automatically renew unless either party terminates per Section 11.

Section 3. Prices. The suggested factory dealer price and the retail consumer price for the items to be sold is set forth in Exhibit A attached hereto.

Section 4. Materials. The parties agree that, subject to reasonable availability, Manufacturer will continue constructing the Product with same or better quality as those motorcycles previously produced and exhibited to dealer. The parties may, from time to time, agree to the substitution of alternative materials.

Section 5. Trademark. Manufacturer is the owner of the trademark "American Eagle" ("Mark"). Manufacturer hereby grants Dealer the exclusive right to identify itself as an Authorized [MARK] Dealer in the Territory and to display the Mark at Dealer's place(s) of business, including dealers of Dealer, located within the Territory, in connection with the sale of the Product. Dealer shall not make any use of the Mark, which is inconsistent with Manufacturer's policies concerning its trademark use. Except as authorized herein, Dealer shall not make use of the Mark, and Dealer shall neither have nor claim any right in respect to the Mark.




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Section 16. Past Due Account Balance. Dealers will be charged a 1.5% month interest fee on all outstanding invoices not paid to American Eagle Motorcycle Co. Inc. by their respected due date set forth in Exhibit B.

Section 17. Agreement Changes. This is the total agreement defining the relationship between the Manufacturer and Dealer. Any request for change by either party must be submitted in writing to the other. A response must be returned in writing within 30 days.

Dealer

/s/ [ILLEGIBLE]                                        January 14, 1999
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Dealer                                                 Date
President American Legend Cycles



AMERICAN EAGLE MOTORCYCLE CO., INC.

/s/ GREG SPAK             President                    January 9, 1999
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Representative            Title                        Date








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